KPMG Peat Marwick LLP

                                  Proposal to:


                       [UGLY DUCKLING CORPORATION LOGO]



                 Year 2000 Renovation Project Services Proposal


                           Submitted: November 2, 1998



        This proposal, in its entirety, is valid until November 15, 1998.

























The KPMG Peat Marwick LLP (KPMG) information contained in this proposal shall be kept confidential by Ugly Duckling Corporation and used only for the purpose of evaluation, selection, and contract negotiation. Ugly Duckling Corporation shall not disclose to any person, firm, or entity any proprietary or confidential information of KPMG contained in this proposal without the express, written permission of KPMG.

November 2, 1998



Mr. Steve Geary                                       Mr. Delano Mayhall
M.I.S. Manager / Year 2000 Coordinator                M.I.S. Manager
Ugly Duckling Corporation                             Ugly Duckling Corporation
2525 East Camelback Road                              600 N. Pearl St Suite 2000
Suite 250                                             Dallas, Texas 75221
Phoenix, Arizona  85016

Dear Mr. Geary and Mr. Mayhall:

KPMG Consulting's Global Year 2000sm practice is pleased to present this revised proposal to Ugly Duckling Corporation (Ugly Duckling) to describe our assistance with Ugly Duckling's Year 2000 Renovation project. This letter serves to document our understanding of the project, define roles and responsibilities, and describe our business arrangement.

Greg Martin of our Midwest Global Year 2000sm practice spoke with Delano Mayhall and Ed Everitt of Ugly Duckling on August 3, 1998. Further discussions occurred on October 20 leading to the changes incorporated in this proposal. Members of the Midwest Global Year 2000sm practice inventoried the AS/400 source files sent on tape. Our review determined that the code is of manageable size, averaging about 435 lines per RPG program, with 34 RPG programs larger than 2000 lines of code.

Other discussions focused on Ugly Duckling's management structure for the Year 2000 project, configuration management, testing approach, and capacity.

From information provided by you, we understand that Ugly Duckling is addressing its Year 2000 challenge on several fronts, namely:

 .  Business  Applications in two main areas: AS/400 based applications and non-AS/400 applications and components
 .  Technology Infrastructure
 .  Non-Technical Infrastructure

















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From our discussions with Ugly Duckling, we discovered several key issues:

 .    A considerable  number of queries exist.  Query/400 and SQL/400 are used to query the AS/400 database, with some of the data being downloaded to PC spreadsheets.

 .    The RPG code is a mix of RPG II, RPG III and some ILE RPG.

 .    Some RPG programs are using internally  described  database files or report files.


From these discussions, we also understand that Ugly Duckling does not have in place a formal Quality Assurance group for application testing and lacks an extensive test bed of data for use in acceptance/integration testing of the renovated applications. Consequently, Ugly Duckling would like the code renovation and unit-testing to be performed off-site to delay any requirements for upgrades to data center capacity.

Our proposal focuses on creating a teaming arrangement with Ugly Duckling to bring the necessary skills, resources, and technology from KPMG to assist Ugly Duckling in addressing the renovation of your Car Loan Accounting and Servicing System (CLASS) application residing on the IBM AS/400 Model 640 system.

Our proposal to Ugly Duckling is presented in four sections:

 .    Scope of the Ugly Duckling Year 2000 Renovation Project

 .    Methodology and Project Approach

 .    Roles and Responsibilities

 .    Estimates and Professional Fees

A discussion of each of these sections follows.



















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



            SCOPE OF THE UGLY DUCKLING YEAR 2000 RENOVATION PROJECT

The scope of this project is limited to the renovation of the CLASS application (identified in Appendix A) which consists of 1509 RPG programs, 1249 CL programs, and its related components (i.e. database files, display files, printer files etc.). The CLASS application consists of the following subsystems:

 .      Loan Processing
 .      Collections
 .      General Ledger
 .      Accounts Payable
 .      Accounts Receivables
 .      Document Tracking
 .      Cash Entry
 .      Point of Sales
 .      Inventory

The renovation of the CLASS application will consist of expanding date fields into the application source code to allow the application to be able to process dates after December 31, 1999.

KPMG will renovate the programs in the RPG versions received. Correction of any renovation-related errors that are identified within 30 days of being moved into production will be the responsibility of KPMG.

Date expansion will be required in some DB2/400 physical tables. Identification of expanded fields and the associated creation and testing of data bridges will be the responsibility of KPMG. Population of the expanded fields on the test AS/400 will be the responsibility KPMG with assistance from Ugly Duckling where necessary.

The scope of this project does not cover infrastructure upgrades (i.e. operating system, databases etc.). Infrastructure upgrades are the responsibility of Ugly Duckling. It is imperative that the system software infrastructure upgrades be completed by Ugly Duckling on or before December 7, 1998 in order to meet a completion date of March 31, 1999.



















                                    Page - 4

                        METHODOLOGY AND PROJECT APPROACH

The overall project will be divided into three phases:

--------- ----------------------------------------------------------------
Phase 1   Project initiation and work plan development
--------- ----------------------------------------------------------------
--------- ----------------------------------------------------------------
Phase 2 Application renovation and unit testing in KPMG Year 2000 compliant environment
--------- ----------------------------------------------------------------
--------- ----------------------------------------------------------------------
Phase 3 Regression, Year 2000, acceptance testing, in the leased AS/400 environment and implementation in Ugly Duckling's environment
--------- ----------------------------------------------------------------------


Proposed Project Timeline

(CHART)

In Phase 1, detailed work plans will be developed. These work plans will describe the applications to be renovated; identify the "chunks" into which the applications will be grouped for both renovation and unit testing; and identify the resource allocations needed to successfully complete the project. A "chunk" is defined as a logical grouping of applications that share common functionality, interface points, and data. In order to complete the project on schedule and within the approved budget, the largest and most critical applications, Loan Processing and Collections, will be renovated first. To expedite this project, KPMG will make a best effort to complete the renovation of the Loan Processing and Collections applications by January 1, 1999. KPMG will make a best effort to complete renovation on the remaining "chunks" between January 1, 1999 and February 12, 1999. The exact timing for delivery of each "chunk" will be finalized in phase 1 of the project.

In addition, a detailed, code-level analysis will be performed on the CLASS application (and its 1509 RPG programs and 1249 CL programs) identified in Appendix A and their related components. This will provide the level of detail necessary to accurately locate and correct all Year 2000 failure points within the application.

Finally, the test environment configurations will be jointly confirmed. Baseline testing and post renovation regression and acceptance testing will be performed on the leased AS/400 environment. Unit testing will be performed by KPMG. Ugly Duckling must ensure that the necessary resources (computers, IT personnel, and key end users) are available to the project when they are scheduled in order for KPMG to maintain the project schedule.








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




In Phase 2, KPMG will assist Ugly Duckling in stabilizing the AS/400 application detailed in Appendix A, using the "field expansion" technique. Applications renovated in this fashion will remain viable after the Year 2000. The code that will be renovated falls into four date usage categories that could cause Year 2000 application failures:

 .      Dates used in calculations
 .      Dates used in Boolean operations
 .      Dates used as sort fields or sequence by fields
 .      Dates used as key fields

Any programs that have already been renovated will be reviewed and corrected as necessary.

DATES DISPLAYED ON HARDCOPY REPORTS OR ON-LINE SCREENS WILL NOT BE EXPANDED TO 4 DIGITS.

If a bridging strategy becomes necessary, due to physical file expansion, it will be developed jointly by KPMG and Ugly Duckling. The building of bridges to any applications that reside outside of CLASS are not included in the scope of work presented in this proposal.

Ugly Duckling has represented that all source code for the application is present and accessible in the format required by KPMG. The reconciliation of production to development libraries is the responsibility of Ugly Duckling. This reconciliation will validate that the code being renovated is the same as the code in production and that all required pieces are present. KPMG will work with Ugly Duckling to analyze the reconciliation and develop a schedule for Ugly Duckling to provide any required missing pieces. Any modules that cannot be reconciled must be provided by Ugly Duckling prior to commencement of renovation for the chunk in which that module resides. As part of the reconciliation, KPMG and Ugly Duckling will jointly develop a point of contact matrix for each application that includes not only the technical resources, but also the primary and secondary users of the application.

In addition to receiving code and related components from Ugly Duckling, KPMG will also request sample data for each "chunk." This is necessary for conducting the detailed analysis in identifying date fields and for unit testing changed programs.

Renovation will be achieved through the use of both automated tools and manual processes. Based on our Renovation Methodology, the method to be used for each program will be identified during Phase 1 of the project.

The licensing cost of any automated tools used by KPMG will be borne by KPMG and will remain the property of KPMG.

Renovation of the application code will be performed by KPMG at a KPMG Renovation Facility or by selected subcontractors under KPMG direction.





                                    Page - 6

Applications will be packaged as chunks that will be identified during Phase One of the project. Renovation will occur at the chunk level and source code will be provided to KPMG at the chunk level. Similarly, turnover of renovated code back to Ugly Duckling will occur at the chunk level.

During renovation, only limited new development will occur to any program contained in the chunk. Emergency code fixes are the responsibility of Ugly Duckling, as is the inclusion and merging of these fixes into the turned over, renovated code.

In PHASE 3, regression, Year 2000, and acceptance testing needs to be performed on all applications that KPMG renovates, as identified in Appendix A. KPMG will assist Ugly Duckling in this phase of work by providing a manager to assist in planning and the development of a testing plan. KPMG will also augment the Ugly Duckling staff with three (3) resources to assist in the testing effort. With each returned "chunk" of renovated code, KPMG will provide Ugly Duckling with a suggested testing workplan and a testing matrix that details which components will most likely require testing.

It is our understanding that a full test environment does not exist at Ugly Duckling and that KPMG as part of this proposal will lease an AS/400 to use as a testing machine. The costs associated with leasing and operating a test AS/400 are included in the total costs associated with this project.. Additionally, a formal set of test scripts and testing scenarios do not exist. Among the first steps of the project will be to execute a regression test for the CLASS application to establish a "baseline" of expected results. KPMG and Ugly Duckling will jointly organize, perform these tests, and document the results at the chunk level.

Compliance testing will occur on the test AS/400 machine. Tests scripts and test cases will be executed on the test AS/400 machine as well as the conversion programs that will expand the DB/2 tables.

Any missing pre-renovation baseline test components must be created, and may affect the project timetable, requiring a revision to the fee schedule. The CL and databases used for this initial baseline test will be frozen for post-renovation regression and acceptance testing.

After code renovation, KPMG will unit test every renovated program. Following turnover of the code to Ugly Duckling, post renovation regression and acceptance testing will be performed at Ugly Duckling by the KPMG and Ugly Duckling testing team, using the identical CL and database used for pre-renovation baseline testing. Any errors resulting from KPMG code renovation will be returned to KPMG for repair using procedures that will be developed in Phase 1 of the project.

The KPMG and Ugly Duckling testing team will begin testing renovated code on January 4, 1999 or within a business day following receipt of the first chunk returned. Ugly Duckling is targeting to complete all regression and acceptance testing by March 31, 1999. KPMG and Ugly Duckling will be jointly responsible for developing a test schedule based on the estimated effort required, the target completion date and the availability of testing resources. Any renovation






                                    Page - 7
errors detected prior to 30 days after the renovated program is returned to production will be corrected by KPMG as part of this project. Problems detected after this time will become the responsibility of Ugly Duckling. All programs will be moved into production by Ugly Duckling within 30 days after completion of the regression and acceptance testing of the last chunk. Exceptions to this procedure will be handled on a case-by-case basis and will be mutually agreed upon by Ugly Duckling and KPMG. Ugly Duckling will notify KPMG in writing concerning a defect. KPMG will respond within 48 hours. Ugly Duckling will provide any test data needed to recreate the error. Time related to discovery of non-renovation related errors will be billed at an hourly rate of $190 plus out-of-pocket expenses.

For each phase of the project, there will be project deliverables. Representative samples of Phase 1 and Phase 2 deliverables are attached to this engagement letter and serve to illustrate the information and contents that will be provided. Phase 1 deliverables also include a finalized project workplan that defines the chunking approach, a detailed code analysis and a finalized test environment configuration. Phase 2 deliverables include an application contact matrix and the renovated code for each "chunk". The phase 3 deliverable will be a testing strategy and plan document and specific test plans, scripts and testing matrices. The phase 3 deliverables will cover baseline, regression, and acceptance testing.

KPMG will assign an Engagement Manager and a Project Manager. KPMG will submit deliverables to Ugly Duckling for review and acceptance. Ugly Duckling will have the right to reject a deliverable if it does not substantially conform to the specifications set forth in this agreement. Except for the process previously defined agreement related to code renovation errors, if Ugly Duckling rejects a deliverable, KPMG will have 30 days to re-submit the deliverable for acceptance. If Ugly Duckling does not reject a deliverable within 30 days, the deliverable will be deemed accepted. KPMG does not warrant that the renovated code will operate error free. Errors discovered by Ugly Duckling after final acceptance and after 30 days of migration to production will be repaired at Ugly Duckling's request on a time and material basis at an hourly rate of $190 plus out-of-pocket expenses. Ugly Duckling will move all "chunks" into production within 30 days after completion of the regression and acceptance testing of the last "chunk."

                           ROLES AND RESPONSIBILITIES

Mr Vince Neton, the Partner-in-charge of KPMG's Midwest Year 2000 Practice, will serve as the Engagement Partner to ensure the work is performed in accordance with KPMG standards and this engagement letter.

 .    ENGAGEMENT  MANAGEMENT.  KPMG will assign Greg Martin as Engagement Manager to the Year 2000 Renovation engagement. Mr. Martin, a Manager in KPMG's Midwest Year 2000 Practice, has extensive experience in large-scale conversion and Year 2000 renovation projects.

 .    Project  Management.  KPMG will assign  Robert Robe as the Project and Test







                                    Page - 8

     Manager to the Year 2000 Renovation engagement. Mr Robe, a Manager in KPMG's Midwest Year 2000 Practice, has extensive experience in large-scale implementation and Year 2000 projects.

 .    UGLY DUCKLING MANAGEMENT.  Ugly Duckling will assign a project liaison. The
     Ugly Duckling liaison is responsible for working with the KPMG Project Manager to schedule Ugly Duckling resources and ensure timely completion of any tasks assigned to Ugly Duckling personnel.

 .    EXECUTIVE  SPONSOR.  Ugly Duckling  will  designate an executive to sponsor this project who will interface with KPMG's Engagement Partner as often as mutually agreed.


Proposed staff may change subject to the timing of acceptance of this proposal and availability.

Resumes are attached in Appendix B.

It is assumed that appropriate workspace will be available for the KPMG team whenever they are at Ugly Duckling. This space would minimally consist of a cubicle with a phone and an analog phone line for remote data access. Recognizing Ugly Duckling's machine capacity and office space constraints, the renovation work will be performed at KPMG's facilities. The bulk of the testing work will be performed at Ugly Duckling's office in Dallas.

As part of KPMG's internal professional practice oversight, we have adopted standard language related to warranties, liability, and remedies as they pertain to Year 2000 engagements. This standard language is provided in Appendix C.

                        ESTIMATES AND PROFESSIONAL FEES

KPMG extends a fixed fee of $1,200,000 for this project. This fee includes out-of-pocket expenses and the costs associated with leasing the test AS/400. KPMG will assign Robert Robe as the full time Manager to work with Ugly Duckling from the inception of the project to March 31, 1999. Mr. Robe will manage the renovation effort as well as assist Ugly Duckling in high level test strategy, planning, and test execution and will coordinate with Ugly Duckling and KPMG to test the CLASS system.

Included in the fixed fee amount are any costs associated with the use of automated tools. The duration of the project will be approximately 23 weeks, with a tentative target date of February 12, 1999 for the completion of renovation and unit testing. Baseline testing, regression testing, Year 2000 testing, and acceptance testing will overlap remediation as each chunk is completed and will continue through March 31, 1999.

KPMG will augment Ugly Duckling's testing staff. KPMG will include as part of the fixed fee, three (3) testing resources to execute test cases and test scripts and will work under the direction of Ugly Duckling and the KPMG testing







                                    Page - 9

Manager. The testers will consist of one (1) Senior Consultant for a four month period beginning December 1, 1998 and two (2) Consultants for a three month period beginning January 1, 1999. In the event that renovation work is delayed, the schedule for testing assistance will be adjusted such that the overall testing time commitment by KPMG to Ugly Duckling will be extended to the same extent that the renovation work is delayed.

Additional testing time spent on the project by KPMG personnel beyond that described above will be billed on a time and materials basis using the fee structure in the table below. In this case, in addition to the professional fees, we are reimbursed for reasonable expenses such as travel, lodging, and meals. We estimate these costs to be approximately 15% of the professional fees.

The two (2) Consultants will be from the pool of renovators that participated in the Ugly Duckling code renovation. Ugly Duckling may conduct a telephone interview with the two testing candidates prior to KPMG assigning them to the project. The testing work will be covered by the standard terms and conditions included in this proposal. If additional testers beyond the first three (3) testers are needed, the following hourly rates will be in effect from October 1998 to June 30, 1999. These fees are over and above the fees for the code renovation


              -------------------------- ------------
                        Level                Fee
              -------------------------- ------------
                       Manager               225
              -------------------------- ------------
              -------------------------- ------------
                  Senior Consultant          175
              -------------------------- ------------
              -------------------------- ------------
                     Consultant              125
              -------------------------- ------------

We understand that Ugly Duckling may not have the necessary resources to execute the baseline and compliance test of the renovated applications due to other commitments of the programming staff. Although, this proposal includes three (3) KPMG resources to augment the Ugly Duckling testing staff, at this time we have insufficient information to provide an accurate cost estimate and determination of the appropriate size of the testing staff. To complete all testing by March 31, 1999, additional resources may need to be applied. At the completion of our unit testing of renovated code, we will have sufficient information to provide a more accurate cost estimate and determine a workable strategy that is beneficial to Ugly Duckling in terms of resources, and costs.












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

The costs of leasing an AS/400 for testing will be the responsibility of KPMG. KPMG will procure and manage the test AS/400. Where necessary, Ugly Duckling will assist KPMG in setting up the test AS/400 making it ready for testing. The test AS/400 will have the following configuration:

          Model 9406-S20
          250 MB Memory
          40GB DASD
          8 MM tape
          Modem
          OS/400 4.2



Fees for this project will be billed as follows with payment expected within 30 days of receipt of invoice:

   ------------------------------ -------------------
                                      FIXED FEE
           FEE SCHEDULE               RENOVATION
                                       PROJECT*
   ------------------------------ -------------------
   ------------------------------ -------------------
   Project Initiation                       $240,000
   ------------------------------ -------------------
   ------------------------------ -------------------
   December 1, 1998                          240,000
   ------------------------------ -------------------
   ------------------------------ -------------------
   January 1, 1999                           240,000
   ------------------------------ -------------------
   ------------------------------ -------------------
   February 1, 1999                          240,000
   ------------------------------ -------------------
   ------------------------------ -------------------
   March 1, 1999                             240,000
   ------------------------------ -------------------
   ------------------------------ -------------------
   Total                                  $1,200,000
   ------------------------------ -------------------


This proposal is based entirely upon the inventory gathered from the tape sent by Ugly Duckling on August 10, 1998. In the event that a significant amount (5% or more) of additional lines of code are found beyond those listed in Appendix A, an additional fee of $1.50 per line of code will be charged.

                                      * * *



----------
* Fixed fee includes three (3) testers and costs associated with leasing the testing AS/400



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



We look forward to working with you and your staff on this project. We appreciate the opportunity to demonstrate KPMG's experience and capabilities. If the terms of this engagement letter are acceptable, please sign the enclosed duplicate and return it to my attention. Should you have any questions or concerns, please do not hesitate to contact Greg Martin at 312-665-5111 or me at 312-665-5283.

Very truly yours,

KPMG Peat Marwick LLP


Vincent A. Neton
Midwest Partner-in-Charge
Global Year 2000


cc:      Greg C. Martin III, KPMG - Chicago





































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

                             ENGAGEMENT ACCEPTANCE


To confirm your acceptance on behalf of Ugly Duckling Corporation of this engagement letter for Year 2000 Renovation Services, please sign in the space provided and return the original to me. Your signature indicates your authorization to proceed with the project.




Name:            /s/ Steven A. Tesdahl
                 --------------------------------------------------------


Title:           Senior V.P. and Chief Information Officer
                 --------------------------------------------------------


Date:            11/2/98
                 --------------------------------------------------------




































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            APPENDIX A & B ARE OMITTED BECAUSE THEY ARE NOT RELEVANT























































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

                                   APPENDIX C

GENERAL BUSINESS TERMS

1. SERVICES. It is understood and agreed that KPMG's services may include advice and recommendations; but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of, and made by, Client.

2. PAYMENT OF INVOICES. Properly submitted invoices upon which payment is not received within thirty (30) days of the invoice date shall accrue a late charge of the lesser of (i) 1 1/2% per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Without limiting its rights or remedies, KPMG shall have the right to halt or terminate entirely its services until payment is received on past due invoices.

3. TERM. Unless terminated sooner in accordance with its terms, this engagement shall terminate on the completion of KPMG's services hereunder. This engagement may be terminated by either party at any time by giving written notice to the other party not less than 30 calendar days before the effective date of termination.

4. OWNERSHIP.

     a) KPMG Technology . KPMG has created, acquired or otherwise has rights in, and may, in connection with the performance of services hereunder, employ, provide, modify, create, acquire or otherwise obtain rights in, various concepts, ideas, methods, methodologies, procedures, processes, know-how, and techniques; models (including, without limitation, function, process, system and data models); templates; the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation of systems) (collectively, the "KPMG Technology").

     b) Ownership of Deliverables. Except as provided below, upon full and final payment to KPMG hereunder, the tangible items specified as deliverables or work product in the engagement letter or proposal to which these terms are attached (the "Deliverables") will become the property of Client. To the extent that any KPMG Technology is contained in any of the Deliverables, KPMG hereby grants Client, upon full and final payment to KPMG hereunder, a royalty-free, paid-up, worldwide, non-exclusive license to use such KPMG Technology in connection with the Deliverables.

     c) Ownership of KPMG Property. To the extent that KPMG utilizes any of its property (including, without limitation, the KPMG Technology or any hardware or software of KPMG) in connection with the performance of services hereunder, such property shall remain the property of KPMG and, except for the license expressly granted in the preceding paragraph, Client shall acquire no right or interest in such property. Nothing in this Agreement shall be construed as precluding or limiting in any way the right of KPMG to provide consulting or other services of








                                   Page - 15
any kind or nature whatsoever to any person or entity as KPMG in its sole discretion deems appropriate. In addition, and notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (a) KPMG will own all right, title, and interest, including, without limitation, all rights under all copyright, patent and other intellectual property laws, in and to the KPMG Technology and (b) KPMG may employ, modify, disclose, and otherwise exploit the KPMG Technology (including, without limitation, providing services or creating programming or materials for other clients).

5.       WARRANTIES; LIMITATION ON WARRANTIES.

     (a) Warranty of Services. This is a services engagement. KPMG warrants to client that (i) in performing the services under the Engagement Letter, KPMG shall provide sufficient qualified personnel to perform the services in a competent and workmanlike manner in accordance with applicable industry standards and (ii) KPMG's performance of the services, to its knowledge, does not and shall not violate any applicable law, rule or regulation.

     (b) Warranty of Software. KPMG warrants that for a period of 30 days following migration to production , any Client or third-party software modified by KPMG and any software developed by KPMG for Client will operate substantially in accordance with the applicable specifications. Client agrees to migrate remediated code into production within 30 days of the completion of acceptance testing. If any errors occur during the warranty period that materially affects the performance of such software, KPMG will use all reasonable efforts to correct the error. KPMG does not warrant that Client or any third-party software modified by KPMG or software developed by KPMG for Client will operate error-free.

     (c) WARRANTY DISCLAIMER. KPMG DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


6. Limitation on Damages. Client agrees that KPMG, its partners, principals, and employees shall not be liable to Client for any actions, damages, claims, liabilities, costs expenses, or losses in any way arising out of or relating to the services performed hereunder for an aggregate amount in excess of the fees paid by Client to KPMG under this engagement. In no event shall either party, its partners, principals, directors, officers or employees be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). Further, KPMG will not be responsible for obtaining any permissions necessary to modify any third-party software and KPMG will have no liability to Client if the modifications made to a third party's software have an adverse effect on Client's rights and obligations in respect of such software. The provisions of this Paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence), or otherwise.

7. Y2K Disclaimer. While KPMG agrees pursuant to the accompanying engagement letter or proposal to which these terms are attached (the "Engagement Letter")




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

to assist Client in assessing the nature and scope of Client's Year 2000 compliance requirements, KPMG makes no representations or warranties that any services performed hereunder by KPMG or any third party services provided in connection with KPMG's services or otherwise recommended by KPMG will result in the technical changes or fixes needed to make the computer equipment, software, data or other assets of Client Year 2000 compliant. Client acknowledges and agrees that the accomplishment of the goals established for this engagement as set forth in the Engagement Letter will require each party to fully cooperate with the other party, to fulfill its role and perform its obligations in a timely manner with personnel qualified to perform the tasks assigned and to coordinate its efforts with the efforts of the other party and that all services provided will be the result of the parties' joint input and efforts. Accordingly, Client shall retain the right and also the responsibility to make decisions with respect to such services and their implementation with respect to its business, and KPMG makes no representation or warranty with respect thereto.

8.       INDEMNIFICATION; INFRINGEMENT.

     (a) Indemnification of KPMG. Client agrees to indemnify, defend and hold harmless KPMG from and against any and all liabilities, damages, claims, losses, costs and expenses (including reasonable attorneys' fees) incurred by KPMG in connection with a third party claim relating to KPMG's performance of services hereunder except to the extent resulting from the recklessness, gross negligence or willful misconduct of KPMG and except for claims for personal injury and damage to tangible property for which KPMG has an obligation to indemnify Client as set forth below.

     (b) Indemnification of Client. KPMG hereby agrees to indemnify, hold harmless and defend Client from and against any and all liabilities, damages, claims, losses, costs and expenses (including reasonable attorneys' fees) for injury to, illness or death of, any person or persons regardless of status, and damage to or destruction of any tangible property which Client may sustain or incur to the extent resulting from the negligence or willful misconduct of KPMG in the performance of the services under the Engagement Letter.

     (c) Liability and Remedies for Infringement. (i) KPMG hereby agrees to indemnify, hold harmless and defend Client from and against any and all claims, liabilities, losses, expenses (including reasonable attorney's fees, fines, penalties, taxes or damages incurred by or asserted against Client to the extent resulting from a claim that any of the Deliverables violates any third party's trade secret, trademark, copyright, patent or other proprietary rights. The foregoing provisions shall not apply to any infringement arising out of (i) use of the Deliverables other than in accordance with applicable documentation or instructions supplied by KPMG, (ii) any alteration, modification or revision of the Deliverables not explicitly authorized by KPMG or (iii) use of the Deliverables other than for Client's internal business purposes.

          (ii) In case any of the Deliverables or any portion thereof is held in any such suit to constitute infringement and the use thereof is enjoined, KPMG shall within a reasonable time, at its option, either (i) secure for Client the right to continue the use of such infringing item by procuring for Client a license or other permission as will enable Client to secure the suspension of any injunction or (ii) replace, at KPMG's sole expense,




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

     such item with substantially equivalent non-infringing item or modify such item so that it becomes non-infringing. In the event KPMG is unable to procure the aforementioned license or permission or replace the infringing item as provided herein, KPMG shall accept the return of the infringing item and refund to Client the amount paid to KPMG for such item.


          (iii) The provisions of this Paragraph 8(c) state KPMG's entire liability and Client's sole remedy with respect to infringement.

     (d) Indemnification Procedures. The party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide such indemnification (the "Indemnifying Party") of any claim for which the Indemnified Party seeks indemnification hereunder and the Indemnifying Party shall have the exclusive right and authority to conduct the defense or settlement of any such claim at the Indemnifying Party's sole expense and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith.

9. COOPERATION. Client shall cooperate with KPMG in the performance by KPMG of its services hereunder, including, without limitation, providing KPMG with reasonable facilities and timely access to data, information and personnel of Client. Client shall be responsible for the performance of its employees and agents and for the accuracy and completeness of all data and information provided to KPMG for purposes of the performance by KPMG of its services.

10. FORCE MAJEURE. Neither party shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, are or other violence, or any law, order or requirement of any governmental agency or authority.

11. LIMITATION ON ACTIONS. No action, regardless of form, arising under or relating to this engagement, may be brought by either party more than one year after the cause of action has accrued, except that an action for non-payment may be brought by a party not later than one year following the date of the last payment due to such party hereunder.

12. INDEPENDENT CONTRACTOR. It is understood and agreed that each of the parties hereto is an independent contractor and that neither party is, nor shall be considered to be, an agent, distributor or representative of the other. Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of , or in the name of, the other.

13. Confidentiality. Client and KPMG acknowledge and agree that all information communicated to either Client or KPMG by the other party in connection with the performance by a party under this Agreement shall be received in confidence, shall be used only for purposes of this Agreement, and no such confidential information shall be disclosed by the respective parties or their agents or personnel without the prior written consent of the other party. Except to the extent otherwise required by applicable law or professional standards, the parties' obligations under this section do not apply to information that: (a) is or becomes generally available to the public other than as a result of disclosure by Client or KPMG, (b) was known to either Client or KPMG or had been


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

previously possessed by Client or KPMG without restriction against disclosure at the time of receipt thereof by Client or KPMG, (c) was independently developed by Client or KPMG without violation of this Agreement or (d) Client and KPMG agree from time to time to disclose. Each party shall be deemed to have met its nondisclosure obligations under this Paragraph as long as it exercises the same level of care to protect the other's information as it exercises to protect its own confidential information, except to the extent that applicable law or professional standards impose a higher requirement. KPMG may retain, subject to the terms of this Paragraph, copies of Client's confidential information required for compliance with applicable professional standards or internal policies. If either party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the other party's confidential information, such party shall provide prompt written notice to the other party of such demand in order to permit such party to seek a protective order. So long as the notifying party gives notice as provided herein, the notifying party shall thereafter be entitled to comply with such demand to the extent permitted by law, subject to any protective order or the like that may have been entered in the matter.

14. SURVIVAL. The provisions of Paragraphs 1, 2, 4, 5, 6, 7, 8, 11, 12, 13, 14, 15 and 17 hereof shall survive the expiration or termination of this engagement.

15. ASSIGNMENT. Except as provided below, neither party may assign, transfer or delegate any of the rights or obligations hereunder without the prior written consent of the other party. KPMG may assign its rights and obligations hereunder to any affiliate that is a successor in interest to all or substantially all of the assets or business of KPMG's consulting practice, without the consent of Client.

16. ENTIRE AGREEMENT. These terms, and the Proposal or Engagement Letter to which these terms are appended, including Exhibits, constitute the entire agreement between KPMG and Client with respect to the subject matter hereof and supersede all other oral and written representation, understandings or agreements relating to the subject matter hereof.

17. USE OF NAME. In the event that Client desires to make any public announcement or issue any other release to third parties regarding the services provided by KPMG in connection with this engagement, Client will obtain KPMG's prior written approval of any such public announcement or other release. In no event shall such announcement or other release refer to KPMG by name, except as otherwise required by law In the event that KPMG desires to make any public announcement or issue any other release to third parties regarding the services performed at Ugly Duckling by KPMG in connection with this engagement, KPMG will obtain Client's prior written approval of any such public announcement or other release.


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